Exhibit 5.1

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
595 Burrard Street, P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver BC V7X 1L3 Canada
Tel: 604-631-3300 Fax: 604-631-3309

March 19, 2021

NioCorp Developments Ltd. 7000 South Yosemite Street, Suite115 Centennial, CO 80112

RE:	Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of the above captioned registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale or other distribution from time to time by Lind Asset Management III, LLC (“Lind”), Nordmin Engineering Ltd. (“Nordmin”) and certain selling security holders therein described (collectively with Lind and Nordmin, the “Selling Shareholders”) of up to the following common shares in the capital of the Company (“Common Shares”):

(i)	1,379,239 Common Shares (the “Private Placement Shares”) acquired in connection with the Company’s April 2019 non-brokered private placement (the “Private Placement”) of units of the Company by certain of the Selling Shareholders;

(ii)	562,423 Common Shares (the “First Tranche Warrant Shares”) issuable upon exercise of Common Share purchase warrants, exercisable at a price per Common Share of C$0.72, expiring April 29, 2021 (the “First Tranche Warrants”), which were issued to certain Selling Shareholders in connection with the closing of the first tranche of the Private Placement;

(iii)	645,250 Common Shares (“the “Second Tranche Warrant Shares” and together with the First Tranche Warrant Shares, the “Private Placement Warrant Shares”), issuable upon exercise of Common Share purchase warrants, exercisable at a price per Common Share of C$0.72, expiring May 9, 2021 (the “Second Tranche Warrants” and together with the First Tranche Warrants, the “Private Placement Warrants”), which were issued to certain Selling Shareholders in connection with the closing of the second tranche of the Private Placement;

(iv)	8,558,000 Common Shares (the “Lind Warrant Shares”) issuable upon exercise of Common Share purchase warrants, exercisable at a price per Common Share of C$0.97, expiring February 19, 2025 (the “Lind Warrants”), which were issued to Lind in connection with Lind’s funding of $10.0 million under a convertible security (the “Lind Convertible Security”) issued to Lind pursuant to a convertible security funding agreement, dated February 16, 2021 (the “Lind Agreement”), between the Company and Lind;

(v)	500,000 Common Shares (the “Nordmin Warrant Shares”) issuable upon exercise of Common Share purchase warrants, exercisable at a price per Common Share of C$0.80, expiring December 18, 2022 (the “Nordmin Warrants”), which were issued to Nordmin pursuant to a convertible note and warrant subscription agreement, dated December 18, 2020 (the “Nordmin Agreement”), between the Company and Nordmin;

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(vi)	11,757,333 Common Shares (the “Lind Convertible Shares”) issuable upon conversion of $11.7 million aggregate principal amount of the Lind Convertible Security; and;

(vii)	1,319,890 Common Shares (the “Nordmin Convertible Shares”) issuable upon conversion of approximately $1.4 million aggregate principal amount of a convertible note (the “Nordmin Convertible Note”), which was issued to Nordmin pursuant to the Nordmin Agreement.

In connection with the preparation of the Registration Statement and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s Articles and Notice of Articles;

(b)	a certificate of good standing dated March 18, 2021 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;

(c)	records of corporate proceedings of the Company approving the issuance of the Common Shares;

(d)	the form of certificate representing the Private Placement Warrants;

(e)	the Lind Agreement;

(f)	the form of certificate representing the Lind Warrants;

(g)	the Nordmin Agreement;

(h)	the Nordmin Convertible Note;

(i)	the form of certificate representing the Nordmin Warrants; and

(j)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation: (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents; and (b) that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

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On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

(a)	the Private Placement Shares are validly issued, fully paid and non-assessable;

(b)	the Private Placement Warrant Shares issuable upon exercise of the Private Placement Warrants will be, when issued and paid for in accordance with the terms of the Private Placement Warrants, validly issued, fully paid and non-assessable;

(c)	the Lind Warrant Shares issuable upon exercise of the Lind Warrants will be, when issued and paid for in accordance with the terms of the Lind Warrants, validly issued, fully paid and non-assessable;

(d)	the Nordmin Warrant Shares issuable upon exercise of the Nordmin Warrants will be, when issued and paid for in accordance with the terms of the Nordmin Warrants, validly issued, fully paid and non-assessable;

(e)	the Lind Convertible Shares issuable upon conversion of the Lind Convertible Security will be, when issued in accordance with the terms of the Lind Convertible Security and Lind Agreement, validly issued, fully paid and non-assessable; and

(f)	the Nordmin Convertible Shares issuable upon conversion of the Nordmin Convertible Note will be, when issued in accordance with the terms of the Nordmin Convertible Note and the Nordmin Agreement, validly issued and fully paid and non-assessable.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP

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